Exhibit 10.10

Sagimet Biosciences INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Sagimet Biosciences Inc. (the “Company”) is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy will become effective as of the effective time of the registration statement for the Company’s initial public offering of its equity securities (the “Effective Date”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $40,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter. No additional compensation will be paid for attending individual meetings of the Board of Directors.

Additional Annual Retainer for a Non-Executive Chair:
$30,000

Additional Annual Retainers for Committee Membership:

Audit Committee Chair:	$15,000

Audit Committee member:	$7,500

Compensation Committee Chair:	$10,000

Compensation Committee member:	$5,000

Nominating and Corporate Governance Committee Chair:	$10,000

Nominating and Corporate Governance Committee member:	$4,500

Chair and committee member retainers are in addition to retainers for members of the Board of Directors. Notwithstanding the foregoing, each Outside Director may elect to receive any applicable retainer in the form of fully vested shares of Series A common stock of the Company in lieu of cash, with a Value equal to the applicable retainer, provided, that, such shares of Series A common stock shall be granted on the same schedule as the annual retainer is to be paid (i.e., quarterly in arrears, and pro-rated based on the number of actual days served by the director during such calendar quarter), subject to the Outside Director’s continued Service Relationship (as defined in the Company’s 2023 Stock Option and Incentive Plan) through each such date.

Equity Retainers

Initial Award: An initial, one-time stock option award (the “Initial Award”) with a Value (as defined below) of $300,000 will be granted to each new Outside Director upon his or her election or appointment to the Board of Directors, which shall vest in equal monthly installments over three years from the date of grant provided, however, that all vesting shall cease if the director’s Service Relationship with the Company ceases for any reason. The Initial Award shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2023 Stock Option and Incentive Plan) of the Company’s Series A common stock on the date of grant. This Initial Award applies only to Outside Directors who are first elected or appointed to the Board of Directors subsequent to the Effective Date.

Annual Award: On each date of each Annual Meeting of Stockholders of the Company following the Effective Date (the “Annual Meeting”), each continuing Outside Director, other than a director receiving an Initial Award, will receive an annual stock option award (the “Annual Award”) with a Value of $180,000, which shall vest in equal monthly installments over one year, provided, however, that all vesting shall cease if the director’s Service Relationship with the Company ceases for any reason, unless the Board of Directors determines that the circumstances warrant continuation of vesting. Such Annual Award shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2023 Stock Option and Incentive Plan) of the Company’s Series A common stock on the date of grant. If a new Outside Director joins our Board of Directors on a date other than the date of the Company’s Annual Meeting of Stockholders, then in lieu of the above, such Outside Director will be granted a pro-rata portion of the Annual Grant at the next Annual Meeting of Stockholders based on the time between such Outside Director’s appointment and such next Annual Meeting of Stockholders.

Value: For purposes of this Policy, “Value” means with respect to (i) any stock option award, the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718; and (ii) any award of restricted stock or restricted stock units the product of (A) the average closing market price on the Nasdaq Global Market (or such other market on which the Company’s Series A common stock is then principally listed) of one share of the Company’s Series A common stock over the trailing 20-day period ending on the last day of the month immediately prior to the month of the grant date, and (B) the aggregate number of shares of Series A common stock underlying such award.

Sale Event Acceleration: All outstanding Initial Awards and Annual Awards held by an Outside Director shall become fully vested and exercisable upon a Sale Event (as defined in the Company’s 2023 Stock Option and Incentive Plan).

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board of Directors or any committee thereof.

Maximum Annual Compensation

The aggregate amount of compensation, including both equity compensation and cash compensation, paid by the Company to any Outside Director in a calendar year for services as an Outside Director period shall not exceed $500,000; provided, however, that such amount shall be $750,000 for the calendar year in which the applicable Outside Director is initially elected or appointed to the Board of Directors; (or such other limits as may be set forth in Section 3(b) of the Company’s 2023 Stock Option and Incentive Plan or any similar provision of a successor plan, as may be amended from time to time). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with FASB ASC Topic 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

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